Exhibit-10.1

Commonwealth Edison Company Long-Term Incentive Plan
(Effective January 1, 2007)

Commonwealth Edison Company Long-Term Incentive Plan

(Effective January 1, 2007)

1. Establishment.  The Commonwealth Edison Company Long-Term Incentive Plan (the “Plan”) is established by Commonwealth Edison Company, an Illinois corporation (the “Company”), effective January 1, 2007.

2. Purpose.  The purpose of the Plan is to reward achievement of key goals over three-year performance cycles, to enhance the Company’s ability to attract, motivate, reward and retain certain officers and executive employees, to align and strengthen their commitment to the success of the Company, and to promote the long-term objectives of the Company.

3. Definitions.

(a) Affiliate means any person or entity (including Exelon and each Subsidiary) that directly or indirectly controls, is controlled by, or is under common control with, the Company.

(b) Award means the incentive award payable to a Participant hereunder with respect to a Performance Cycle and each Plan Year within such Performance Cycle.

(c) Board means the Board of Directors of the Company.

(d) Cause means, with respect to any Employee:

(1) the refusal to perform or habitual neglect in the performance of the Employee’s duties or responsibilities, or of specific directives of the officer or other executive of the Company or any of its Affiliates to whom the Employee reports which are not materially inconsistent with the scope and nature of the Employee’s employment duties and responsibilities;

(2) the Employee’s willful or reckless commission of act(s) or omission(s) which have resulted in or are likely to result in, a material loss to, or material damage to the reputation of, the Company or any of its Affiliates, or that compromise the safety of any employee or other person;

(3) the Employee’s commission of a felony or any crime involving dishonesty or moral turpitude;

(4) the Employee’s material violation of the Company’s or any Affiliate’s Code of Business Conduct (including the corporate policies referenced therein) which would constitute grounds for immediate termination of employment, or of any statutory or common law duty of loyalty to the Company or any of its Affiliates; or

(5) any breach by the Employee of any one or more restrictive covenants for the benefit of the Company or any of its Affiliates.

(e) Code means the Internal Revenue Code of 1986, as amended, and all applicable regulations and rulings thereunder as in effect from time to time.

(f) Company means Commonwealth Edison Company, an Illinois corporation, and any successor thereto.

(g) Disability means a physical or mental condition on account of which benefits under the long-term disability plan of the Company or one of its Affiliates, whichever covers the Participant, have commenced.

(h) Eligible Executive means an Employee whose level is Vice-President (or any equivalent successor level) or higher.

(i) Employee means an employee of the Company or a Subsidiary employed in an executive or officer level position.

(j) Exelon means Exelon Corporation, a Pennsylvania corporation and the sole shareholder of the Company.

(k) Incentive Pool means an amount, expressed either as a dollar value or pursuant to an objective formula or performance measure, that is designated by the Board as available to pay Awards for a Performance Cycle and each Plan Year within such Performance Cycle, pursuant to Section 6(a).

(l) Participant means an Eligible Executive who has been selected by the Board to participate in the Plan for a particular Performance Cycle, including Eligible Executives who are selected after a Performance Cycle has commenced, pursuant to Section 4(b).

(m) Performance Cycle means a three-year performance cycle beginning on January 1 of any year designated by the Board.

(n) Performance Goals means the objective performance goal(s) designated by the Board pursuant to Section 6(b) with respect to an Incentive Pool.

(o) Plan means this Commonwealth Edison Company Long-Term Incentive Plan as set forth herein and as amended from time to time.

(p) Plan Year means each of the three calendar years within a Performance Cycle.

(q) Retirement means a Participant’s termination of employment other than for Cause after attaining age 50 with 10 years of service under any defined benefit pension plan maintained by the Company or one of its Affiliates for the benefit of the Participant (including for this purpose any deemed pension service granted to the Participant under an employment or change in control agreement to the extent any applicable vesting or other conditions to such deemed service have been satisfied upon such termination of employment).

(r) Subsidiary means a business which is affiliated through common ownership with the Company, and which is designated by the Board as an employer whose employees may be eligible to participate in the Plan, but only with respect to such period of affiliation.

4. Participation.

(a) Generally.  Not later than three months after the beginning of each Performance Cycle, the Board shall designate the Participants (if any) for such Performance Cycle. Any individual who is an Eligible Executive as of the first day of the Performance Cycle may be designated as a Participant.

(b) Individuals Who Become Eligible Executives During a Performance Cycle.  An individual who becomes an Eligible Executive after the first day of a Performance Cycle may be designated as a Participant for the remainder of the Plan Year in which such participation commences and any subsequent Plan Year within such Performance Cycle. Any Award for the Plan Year in which such participation commences shall be prorated pursuant to Section 7(a).

5. Administration.

(a) The Board shall administer the Plan.

(b) The Board shall have full and complete authority to establish any rules and regulations it deems necessary or appropriate relating to the Plan, to interpret and construe the Plan and those rules and regulations, to correct defects and supply omissions, to determine the Eligible Executives who shall become Participants for any Performance Cycle, to determine the Performance Goals and other terms and conditions applicable to each Award, to determine the achievement of Performance Goals and approve all Awards, to determine whether and to what extent Awards may be paid on a deferred basis, to make all factual and other determinations arising under the Plan, and to take all other actions the Board deems necessary or appropriate for the proper administration of the Plan.

(c) The Board may from time to time delegate the performance of its ministerial duties under the Plan to any officers or employees of the Company or any of its Affiliates, a committee of such officers or employees, or such other person or persons as the Board may select.

(d) The Board’s administration of the Plan, including all such rules and regulations, interpretations and construals, selections, factual and other determinations, approvals, decisions, delegations, amendments, terminations and other actions as the Board shall see fit shall be final and binding on the Company and its Subsidiaries, stockholders and all employees, including Participants and their beneficiaries. Any decision made by the Board in good faith in connection with its administration of or responsibilities under the Plan shall be conclusive on all persons.

(e) The Board may engage and rely on the advice of such advisors, consultants or data as it considers necessary or desirable in selecting eligible key employees, in designating applicable Performance Goals, and in determining attainment of Performance Goals and the amount of incentive awards under the Plan, and in performing its other duties under the Plan.

(f) The Company and/or its participating Subsidiaries shall pay the costs of Plan administration.

6. Performance Goals.

(a) Establishment of Incentive Pool(s).  Not later than three months after the beginning of each Performance Cycle, the Board shall establish in writing an Incentive Pool which shall be equal to the sum of the annual target awards specified by the Board for each Plan Year within the Performance Cycle, and from which Awards (if any) will be paid with respect to each such Plan Year. The Board shall designate the Participants who are eligible to share in each such Incentive Pool (subject to the Board’s right to add new Participants during the Performance Cycle in accordance with Section 4(b) above). The amount payable with respect to each Incentive Pool (or portion thereof) shall be based on the attainment of one or more specified Performance Goals, weighted in such manner as the Board determines, and based on or contingent upon the level of achievement of threshold, target and maximum performance (as set by the Board) of the stated Performance Goals. The amount payable for any Plan Year within the Performance Cycle upon the achievement of the maximum level of Performance Goals shall not exceed 200% of the amount payable upon the achievement of the target level of Performance Goals.

(b) Performance Goals.  The Performance Goals for each Performance Cycle shall be based on three-year financial, operational, regulatory, legislative and any other goals of the Company established by the Board. With respect to each such goal, the Board shall specify desired levels of improvement and annual targets for each Plan Year within such Performance Cycle. Each Performance Goal may be expressed on an absolute or relative basis and may include comparisons based on current internal targets, the past performance of the Company, its Subsidiaries or business units or the past or current performance of other companies (including industry or general market indices), or a combination of any of the foregoing, and may be applied at various organizational levels.

(c) Impact of Extraordinary Items.  The Board may, in its sole discretion, adjust or modify any Performance Goals on account of any extraordinary changes or events which occur during a Plan Year or Performance Cycle, including without limitation, extraordinary corporate transactions or changes in accounting practices or the law.

7. Determination of Award Amounts for Any Plan Year.

(a) Determination of Attainment of Performance Goals.  As soon as practicable following the end of each Plan Year, the Board shall evaluate the extent to which the applicable Performance Goals have been met for the Plan Year, and determine the amount of the Incentive Pool and the amount of the Award to be payable to each Participant for such Plan Year. An Award payable with respect to a Participant whose participation commenced after the first day of a Plan Year, in accordance with Section 4(b), shall be prorated based on the actual achievement of Performance Goals for such Plan Year and the number of days within such Plan Year during which the Participant participated in the Plan.

(b) Board Discretion to Determine Amount of Award.  The Board shall have absolute discretion to increase or reduce the amount of the Award otherwise payable to any Participant for a Plan Year pursuant to Section 7(a), and the Board may decide not to pay any Award to a Participant for the Plan Year, based on such criteria, factors and measures as the Board in its sole discretion may determine, including but not limited to individual performance or impact and financial and other performance or financial criteria of the Company, a Subsidiary or other business unit in addition to those listed in Section 6(b).

8. Vesting and Timing of Payments.

(a) Timing of Payments — General.  One-third of the amount of each Award approved by the Board with respect to a Plan Year shall be payable to the Participant as soon as administratively practicable after the date of such approval. The remaining portion of such Award shall vest and become payable in equal installments on the first and second anniversaries of the date of such approval, provided that the Participant remains in continuous employment with the Company or one of its Affiliates as of the date of such payment, or otherwise becomes vested in such payments pursuant to Section 8(b). No portion of an Award shall be treated as earned by a Participant prior to the date on which it is paid.

(b) Effect of Termination of Employment or Change in Position.

(1) Retirement, Death, Disability.  If a Participant’s employment terminates during a Plan Year on account of Retirement, death or Disability, such Participant (i) shall become fully vested in any Awards approved by the Board for any prior Plan Year and (ii) shall be entitled to a prorated Award, if any, for the Plan Year in which such termination occurs, based on the actual achievement of Performance Goals for such Plan Year and the number of days within such Plan Year during which the Participant was an Eligible Executive.

(2) Separation Under Severance Plan.  If a Participant’s employment terminates during a Plan Year under circumstances which entitle the Participant to severance benefits under an executive severance plan maintained by the Company or one of its Affiliates, including an involuntary termination by the Company without Cause, and the Participant is eligible for and satisfies all of the conditions to the receipt of such severance benefits, then to the extent provided in such severance plan the Participant (i) shall become fully vested in any Awards approved by the Board for any prior Plan Year and (ii) shall be entitled to a prorated Award, if any, for the Plan Year in which such termination occurs, based on the actual achievement of Performance Goals for such Plan Year and the number of days within such Plan Year during which the Participant was an Eligible Executive.

(3) Termination for Cause, Voluntary Resignation.  If a Participant’s employment terminates during a Plan Year for any reason other than as described in Section 8(b)(1) or 8(b)(2), including a termination of employment by the Company for Cause or, except as provided in Section 8(b)(2), a resignation by the Participant for a reason other than Retirement, such Participant (i) shall forfeit any unvested Awards approved by the Board for any prior Plan Year and (ii) shall not be entitled to an Award for the Plan Year in which such termination occurs.

(4) Change in Employment Position.  If a Participant’s employment position within the Company changes during a Plan Year, then (i) any Awards approved by the Board for any prior Plan Year shall continue to vest subject to the continued employment of the Participant, in accordance with Section 8(a), and (ii) the Participant shall be eligible for an Award, if any, for the Plan Year in which his or her employment position changes, based on the actual achievement of Performance Goals for such Plan Year and determined by prorating the amount of the Award that would be payable with respect to each of the Participant’s employment positions, based on the number of days within such Plan Year during which the Participant was employed in such position.

(5) Leave of Absence.  If during a Plan Year a Participant commences a leave of absence that is approved by the Board, then (i) any Awards approved by the Board for any prior Plan Year shall continue to vest subject to the continued employment of the Participant, in accordance with Section 8(a), and (ii) the Participant shall be eligible for a prorated Award, if any, for that Plan Year and any subsequent Plan Year during which such leave of absence continues, based on the actual achievement of Performance Goals for such Plan Year and the number of days within such Plan Year during which the Participant was actively employed.

9. Source, Time and Manner of Payment, Interest.  Each Participant’s Award for a Plan Year shall be paid in cash, solely from the general assets of the Company or its Subsidiaries, without interest, as soon as reasonably practicable after the Award becomes vested and payable pursuant to Section 8. Any Award for a Plan Year which becomes vested and payable to a Participant whose employment terminates pursuant to Section 8(b)(1) or 8(b)(2) shall be payable at the same time such Award would have been payable if the Participant had continued in employment with the Company. This Plan is intended to comply with the requirements of section 409A of the Code, and shall be interpreted and construed accordingly, and the timing of any payments under the Plan shall be automatically modified to the extent necessary to comply with such requirements.

10. Designation of Beneficiaries.  Each Participant from time to time may name any person or persons (who may be named concurrently, contingently or successively) to whom the Participant’s Award under the Plan is to be paid if the Participant dies before receipt of the Award. Each such beneficiary designation will revoke all prior designations by the Participant, shall not require the consent of any previously named beneficiary, shall be in a form prescribed or permitted by the Company and will be effective only when filed with the Company during the Participant’s lifetime. If a Participant fails to so designate a beneficiary before death, or if the beneficiary so designated predeceases the Participant, any Award payable after the Participant’s death shall be paid to the Participant’s estate.

11. No Assignment of Rights.  No Participant or other person shall have any right, title or interest in any Award under this Plan prior to the payment thereof to such person. The rights or interests of Participants under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntarily or involuntarily, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge, garnish, execute on, levy or otherwise dispose of any right to an Award or any payment hereunder shall be void.

12. No Greater Employment Rights.  The establishment or continuance of this Plan shall not affect or enlarge the employment rights of any Participant or constitute a contract of employment with any Participant, and nothing herein shall be construed as conferring upon a Participant any greater rights to employment than the Participant would otherwise have in the absence of the adoption of this Plan.

13. No Right to Ongoing Participation.  The selection of an individual as a Participant in the Plan for any Performance Cycle shall not require the selection of such individual as a Participant for any subsequent Performance Cycle, or, if such individual is subsequently so selected, shall not require that the same opportunity for an incentive award provided the Participant under the Plan for an earlier Performance Cycle be provided such Participant for the subsequent Performance Cycle.

14. No Personal Liability.  None of the Company, its Affiliates or any Board member or delegate shall be personally liable for any act done or omitted to be done in good faith in the administration of the Plan.

15. Unfunded Plan.  No Participant or other person shall have any right, title or interest in any property of the Company or its Affiliates, and nothing herein shall require the Company or any Affiliate to segregate or set aside any funds or other property for the purpose of making any payment under the Plan.

16. Facility of Payment.  When a person entitled to an incentive award under the Plan is under legal disability, or, in the Board’s opinion, is in any way incapacitated so as to be unable to manage such person’s affairs, the Board may direct the payment of an incentive award directly to or for the benefit such person, to such person’s legal representative or guardian, or to a relative or friend of such person. Any payment made in accordance with the preceding sentence shall be a full and complete discharge of any liability for such payment under the Plan, and none of the Board, the Company or any Affiliate shall be under any duty to see to the proper application of such payment.

17. Withholding for Taxes and Benefits.  The Company or any of its Affiliates may withhold from any payment to be made under the Plan all appropriate deductions for employee benefits, if applicable, and such amount or amounts as may be required for purposes of complying with the tax withholding obligations under federal, state and local income and employment tax laws.

18. Amendment and Termination.  The Board may amend the Plan at any time and from time to time, in whole or in part, and may terminate the Plan at any time, which amendment or termination may include the modification, reduction or cancellation of any prospective Award hereunder which has not been approved by the Board pursuant to the terms of the Plan prior to the time of any such amendment or termination, provided that no such amendment or termination shall change the terms and conditions of payment of any Award the final amount of which the Board has approved for payment to a Participant without such Participant’s consent.

19. Applicable Law.  The Plan shall be construed under the laws of the State of Illinois, other than its laws with respect to choice of laws.